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EXHIBIT 5.1

OPINION OF GRANTLAND E. BRYCE

November 2, 2001

Isis Pharmaceuticals, Inc.
2292 Faraday Avenue
Carlsbad, CA 92008
Ladies and Gentlemen:

    You have requested my opinion with respect to certain matters in connection with the filing by Isis Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 857,143 shares of the Company's Common Stock (the "Shares") for resale on behalf of a certain selling stockholder.

    In connection with this opinion, I have examined and relied upon the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to my satisfaction, of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

    On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares are validly issued, fully paid and nonassessable.

    I consent to the reference to myself under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

    Very truly yours,

/s/ Grantland E. Bryce
Grantland E. Bryce
Vice President, General Counsel

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  Exhibit 5.1